Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectuses of BioDelivery Sciences International, Inc., dated July 2, 2015 and to the incorporation by reference therein of our report, dated March 16, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of BioDelivery Sciences International, Inc. and subsidiaries included in its Form 10-K filed March 16, 2015 with the Securities and Exchange Commission.

/s/ Cherry Bekaert LLP

Tampa, Florida

July 2, 2015